As filed with the Securities and Exchange Commission on July 28, 1998
                                                      Registration No. 333-53681
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                            POST-EFFECTIVE AMENDMENT

                                    NO. 1 TO

                                    FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

CALIFORNIA                                           6361                                 95-1068610
(State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
Incorporation of Organization)             Classification Code No.)                  Identification No.)

                              114 EAST FIFTH STREET
                        SANTA ANA, CALIFORNIA 92701-4642
                                 (800) 854-3643
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

           MARK R ARNESEN, ESQ.                              (Copy to)
                 SECRETARY                               NEIL W. RUST, ESQ.
 THE FIRST AMERICAN FINANCIAL CORPORATION                 WHITE & CASE LLP
           114 EAST FIFTH STREET                       633 WEST FIFTH STREET
        SANTA ANA, CALIFORNIA 92701                LOS ANGELES, CALIFORNIA 90071
              (714) 558-3211                               (213) 620-7700
   (Name, Address, Including Zip Code, and Telephone
  Number, Including Area Code, of Agent For Service)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No. __________

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No. __________



                                                  CALCULATION OF REGISTRATION FEE

--------------------------------- -------------------------- -------------------------- ------------------------ -------------------

                                                                     PROPOSED                  PROPOSED
     TITLE OF EACH CLASS OF               AMOUNT                      MAXIMUM                  MAXIMUM                AMOUNT OF
           SECURITIES                       TO BE                  AGGREGATE PRICE            AGGREGATE              REGISTRATION
        TO BE REGISTERED                 REGISTERED(1)                PER UNIT(2)           OFFERING PRICE(2)          FEE(2)(3)
--------------------------------- -------------------------- -------------------------- ------------------------ -------------------
 Common stock, $1.00 par value        3,000,000 shares                $26.15625                $78,468,750             $23,148.28
--------------------------------- -------------------------- -------------------------- ------------------------ -------------------

(1)   Reflects the Registrant's  3-for-1 stock split effected July 17, 1998.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common stock registered on the New York Stock Exchange as of May 20, 1998, as adjusted to reflect the Registrant's 3-for-1 stock split effected July 17, 1998.
(3)   Previously paid.

PROSPECTUS

                             3,000,000 COMMON SHARES

                    THE FIRST AMERICAN FINANCIAL CORPORATION

          This prospectus (this "Prospectus") relates to the offering from time to time by The First American Financial Corporation (the "Company"), a
California corporation, of up to 3,000,000 aggregate amount of its Common shares, $1.00 par value (the "Shares"), upon terms to be determined at the time of each such offering.

          The Shares are to be offered directly by the Company in connection with the acquisition from time to time of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. The consideration for such acquisitions will consist of Shares, cash, notes or other evidences of indebtedness, guarantees, assumption of liabilities, tangible or intangible property, or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired.

          The Company contemplates that the specific terms of an acquisition will be determined by negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired. Factors taken into account in selecting an acquisition include, among other relevant factors, the quality and reputation of the business to be acquired, the assets, liabilities, results of operations and cash flows of the business, the quality of its management and employees, its earnings potential, the geographic locations of the business and the current market value of the Shares. The Company anticipates that Shares issued in any such acquisition will be valued at a price reasonably related to the market value of the Shares, either at the time the terms of the acquisitions are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to the delivery of the Shares.

(cover page continued)

          The Company does not expect that underwriting discounts or commissions will be paid, except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving such fees may be deemed an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act").

          Shares issued pursuant to this Prospectus, and any applicable supplement to this Prospectus (a "Supplement") or post-effective amendment (a "Post-Effective Amendment") may be reoffered pursuant hereto by the holders thereof (the "Selling Shareholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such Shares or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing prices. See "Selling Shareholders."

          THE SHARES ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FAF." ON JULY 22, 1998, THE CLOSING PRICE OF THE SHARES ON THE NEW YORK STOCK EXCHANGE WAS $37.875

          SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING AN INVESTMENT IN THE SHARES.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS JULY 28, 1998.

(inside cover page)

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D. C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Shares are listed.

          This Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

          The  documents  listed in (1),  (2), (3), (4), (5), (6), (7), (8), (9)
and (10) below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

(inside cover page continued)

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(3)  The Company's Report on Form 8-K dated January 23, 1998.

(4)  The Company's Report on Form 8-K dated January 27, 1998.

(5)  The Company's Report on Form 8-K dated March 18, 1998.

(6)  The Company's Report on Form 8-K dated March 31, 1998.

(7)  The Company's Report on Form 8-K dated April 7, 1998.

(8)  The Company's Report on Form 8-K dated June 26, 1998.

(9) The description of the Shares contained in the Company's Registration Statement on Form 8-A registering its Common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, dated November 19, 1993.

(10) The description of certain Rights to Purchase Series A Junior Participating Preferred Shares which may be transferred with the Company's Common shares, which description is contained in the Company's Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, dated November 7, 1997.

          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON FIVE BUSINESS DAYS' WRITTEN OR ORAL REQUEST OF MARK R ARNESEN, VICE PRESIDENT AND SECRETARY, THE FIRST AMERICAN FINANCIAL CORPORATION, 114 EAST FIFTH STREET, SANTA ANA, CALIFORNIA 92701-4642; TELEPHONE NUMBER (714) 558-3211.

                           FORWARD-LOOKING STATEMENTS

          Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including, without limitation, the effect of economic conditions, interest rates, market demand, competition and other risks detailed herein and in the Company's other filings with the Commission.

                                  RISK FACTORS

          In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment in the Shares. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 21E(i) (1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

VOLATILITY OF SHARE PRICE

          The market price of the Shares could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Shares.

CYCLICAL NATURE OF REAL ESTATE MARKET

          Substantially all of the Company's title insurance, tax monitoring, credit reporting, flood zone determination and property information business results from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. The Company's home warranty business results from residential resales and does not benefit from refinancings or commercial transactions. Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

          As a key component of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's financial position and operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. This process may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

DEPENDENCE ON KEY PERSONNEL

          The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D. P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

YEAR 2000 COSTS

          Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

GOVERNMENT REGULATION

          The title insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.

                    THE FIRST AMERICAN FINANCIAL CORPORATION

OVERVIEW

          The Company was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation whose executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and its telephone number is (714) 558-3211.

          The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and informational services to real property buyers and mortgage lenders. The Company's products and services include title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation and home warranty services. The Company also provides investment, trust and thrift services.

          Through growth and acquisitions, the Company believes it has become the United States' largest provider of real estate-related financial and informational services. The Company has assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers.

BUSINESS SEGMENTS

          TITLE INSURANCE

          Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

          Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers.

          As of the date of this Prospectus, the Company, through its subsidiary, First American Title Insurance Company, and its other subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, the Company's title insurance operations generated $1.46 billion in operating revenues.

          REAL ESTATE INFORMATION SERVICES

          In recent years management has developed a strategy to be a "one-stop" real estate information service company. To this end, in 1991 the Company acquired what was believed to be the second largest tax service company, and in 1995 acquired what were believed to be, in each case, the largest mortgage credit reporting company and the largest flood zone determination company, in the United States.

          In general, the Company's real estate information service products generate higher margins than its title insurance products. The majority of pre-tax profits generated by the Company from non-title business is derived from the real estate services business, which generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of the Company's pre-tax profits in 1997 were derived from its real estate information services businesses. These businesses are not regulated and hence not constrained by dividend statutes enforceable by the states in which the Company operates its title business or by constraints imposed by California on the Company's trust and banking business.

          First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries serve mortgage originators, mortgage servicers, title companies, real estate attorneys, consumers as well as non-lending entities. The business was initially established in 1987 to advise mortgage lenders as to the status of tax payments on real property securing their loans. The Company's real estate information services also includes mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property inspections, appraisal services and mortgage document preparation.

          The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. The Company's tax service business reports on approximately 11 million properties annually and is believed to be the second largest provider of tax services to the real estate market. The Company works with over 22,000 taxing authorities nationwide.

          First American CREDCO, Inc. ("CREDCO"), the Company's mortgage credit reporting entity, is believed by the Company to be the largest provider of these services in the United States and processes over 600,000 credit reports per month. CREDCO provides residential mortgage credit reports, prequalifying reports, merged credit data, resident screening services, business reports, credit scoring tools and personal credit reports. CREDCO has recently branched into the consumer lending and risk scoring areas, providing credit reporting and information management services to automobile dealers, consumers and home equity lenders nationwide. Approximately 25% of CREDCO's 1997 revenues were from non-real estate related sources.

          The Company is the leading provider of flood zone determinations. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 400,000 flood determinations per month.

          The property/field services business consists of processing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. The Company's acquisition in December 1996 of Ward Associates places the Company among the leaders in this business.

The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

          In April 1996, the Company acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

          In May 1997, the Company purchased all of the operations of Strategic Mortgage Services, Inc. ("SMS"), other than SMS's flood zone determination business. SMS is a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses include SMS's credit division, which the Company believes is the third largest provider of U.S. mortgage credit information; SMS's property appraisal division, which the Company believes is the second largest provider of U.S. appraisal services; SMS's title division, which provides title and closing services throughout the United States, servicing primarily second mortgage originators; SMS's settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what is believed by the Company to be the largest mortgage document preparation firm.

          On January 1, 1998, the Company and its real estate information service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries") consummated a joint venture with Experian Information Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. The Company believes that RES is the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture, the Company believes that FARES is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See the Company's Report on Form 8-K dated January 27, 1998, which is incorporated by reference herein.

          On April 16, 1998, the Company acquired Contour Software, the largest supplier of mortgage origination software to the mortgage loan industry.

          HOME WARRANTY

          The Company currently owns 79% of its home warranty business, First American Home Buyers Protection Corporation ("Home Buyers"), with the remaining balance owned by current and former management of this subsidiary. Pursuant to a pending exchange offer, the Company likely will acquire an additional 10.6% ownership interest in Home Buyers. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. The Company's home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The Company's home warranty business is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

          TRUST AND THRIFT

          Since 1960, the Company has conducted a general trust business in Southern California. In 1985, the Company formed a banking subsidiary into which its subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

          During 1988, the Company, through a majority owned subsidiary, acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $20,000 to $1,105,000, with an average loan balance of $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1997, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

          RECENT DEVELOPMENTS

          On March 31, 1998, the Company announced a definitive agreement to acquire by merger Data Tree Corporation, a supplier of database management and document imaging systems to county recorders, governmental agencies and the title industry. See also the Company's Report on Form 8-K dated March 31, 1998 and incorporated by reference herein.

          On April 7, 1998, the Company announced the issuance of $100,000,000 aggregate principal amount of its 7.55% senior debentures due 2028. The terms of the senior debentures are defined under an indenture dated as of April 7, 1998 between the Company and The Wilmington Trust Company, as trustee. See also' the Company's Report on Form 8-K dated April 7, 1998.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following table sets forth summary historical consolidated financial and other data for the Company for the five years ended December 31, 1997 and for the quarterly periods ended March 31, 1997 and 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, incorporated by reference herein.

           [The rest of this page has been intentionally left blank.]



                                                 Year Ended December 31,                                    Three Months Ended
                                                                                                                March 31,

                                 1993           1994            1995          1996            1997          1997           1998
                                 ----           ----            ----          ----            ----          ----           ----

                                                              (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues:

   Operating revenues     $1,379,781      $1,356,946      $1,227,185     $1,571,168     $1,860,205      $376,425       $561,614
   Investment and other
   income                    $18,645         $19,447         $23,031         26,398         27,256        $6,452         43,435
                         -----------   -------------   -------------   ------------   ------------   -----------     ----------
                          $1,398,426      $1,376,393      $1,250,216     $1,597,566     $1,887,461      $382,877       $605,049

Expenses:
   Salaries and other
   personnel costs          $397,902        $423,328        $431,984       $531,250       $647,750      $140,787       $199,122
   Premiums retained by
   agents                   $504,375        $533,598        $413,444       $516,593       $563,137      $122,193       $140,045
   Other operating
   expenses                 $222,934        $232,532        $257,823       $322,709       $411,319       $82,347       $135,000
   Provision for title losses
   and other claims         $125,588        $110,230         $90,387        $86,487        $90,323       $18,592        $27,328
   Depreciation and
   amortization              $16,333         $19,796         $20,790        $27,242       $38,149         $8,598        $13,706
   Interest                   $4,419          $6,267          $6,242         $4,796        $9,994         $1,122         $3,576
   Minority interest          $5,267           2,944          $2,132         $2,624        $3,676           $311         $7,753
                        ------------   -------------    ------------   ------------  ------------    -----------      ---------
                          $1,276,818      $1,328,695      $1,222,802     $1,491,701    $1,764,348       $373,950       $526,530

Income before premium
and income taxes            $121,608         $47,698         $27,414       $105,865      $123,113         $8,927        $78,519
Premium taxes                $17,617         $15,453         $13,627        $16,676       $16,904         $4,161         $4,154
                           ---------         -------         -------      ---------    ----------         ------      ---------
Income before income
taxes                       $103,991         $32.245         $13.787        $89.189      $106.209         $4.766        $74.365

Income taxes                 $41,900         $13,300          $6,200        $35,600       $41,500         $1,900        $29,400
                           ---------         -------          ------        -------       -------         ------        -------

Income before cumulative
effect of a change in
accounting for income
taxes                        $62,091         $18,945          $7,587        $53,589       $64,709         $2,866        $44,965

Cumulative effect of a
change in accounting for
income taxes                  $4,200              --              --             --            --             --             --
                           ---------         -------          ------        -------       -------         ------        -------

   Net income                $66,291         $18,945          $7,587        $53,589       $64,709         $2,866        $44,965
EARNINGS PER SHARE
DATA:*
Basic(1)(3)                    $1.30           $0.37           $0.15          $1.04         $1.24          $0.06          $0.86
Diluted(1)(3)                  $1.30           $0.37           $0.15          $1.03         $1.21          $0.05          $0.83






                                                     Year Ended December 31,                            Three Months Ended
                                                                                                            March 31,

                                 1993           1994            1995          1996            1997            1998
                                 ----           ----            ----          ----            ----            ----

                                                              (Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Cash and invested assets    $359,127        $368,999        $340,089       $364,620      $411,014            $435,948
Total assets                $786,448        $828,649       $873,7788       $979,794    $1,168,144          $1,298,955
Notes and contracts payable  $85,022         $89,600         $77,206        $71,257       $41,973             $39,149
Guaranteed preferred
beneficial interests in the
Company's junior
subordinated deferrable
interested debentures             --              --              --             --      $100,000            $100,000
Total stockholders' equity  $283,718        $292,110        $302,767       $352,465      $411,412            $463,349
OTHER DATA:
Loss ratio                      9.1%            8.1%            7.4%           5.5%          4.9%                4.9%
Ratio of debt to total
capitalization(2)              21.5%           22.1%           19.1%          16.0%          7.3%                5.9%
Cash dividends per share(3)    $0.11           $0.13           $0.13          $0.15         $0.17               $0.05




-----------------------

(1)  Based upon the weighted average number of common shares outstanding.
(2) Capitalization includes minority interests and junior subordinated deferrable interest debentures.
(3)  Adjusted to reflect the Company's 3-for-1 stock split effected
     July 17, 1998.

                              SELLING SHAREHOLDERS

          Shares issued pursuant to this Prospectus, and any applicable Supplement or Post-Effective Amendment, may be reoffered pursuant hereto by the Selling Shareholders from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such Shares or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both. The Company will not receive any part of the proceeds from the resale by the Selling Shareholders of any Shares pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Shareholders) in connection with the registration of the Shares being reoffered by the Selling Shareholders.

          The identity of the Selling Shareholders, the number of Shares to be sold by the Selling Shareholders and the price per Share will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the Selling Shareholders and the number of Shares to be resold may be provided at the time of such transaction by means of a Supplement or a Post-Effective Amendment hereto, as applicable.

          The Selling Shareholders and any broker-dealers who act in connection with the sale of such Shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of such Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company intends to make available public information concerning itself in compliance with the Securities Act and the regulations thereunder, and accordingly, Rule 144 or Rule 145 under the Securities Act may be available for use by holders of Shares to effect transfers of such securities, subject to compliance with the remaining provisions of such rules.

                                 LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by White & Case LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      ***

NO PERSON HAS BEEN  AUTHORIZED TO
GIVE ANY  INFORMATION  OR TO MAKE
ANY  REPRESENTATION NOT CONTAINED                            Prospectus
OR  INCORPORATED  BY REFERENCE IN
THIS  PROSPECTUS OR AN APPLICABLE
SUPPLEMENT   OR  POST   EFFECTIVE
AMENDMENT,   AND,   IF  GIVEN  OR
MADE,    SUCH    INFORMATION   OR                     3,000,000 Common Shares
REPRESENTATION    MUST   NOT   BE
RELIED   UPON  AS   HAVING   BEEN
AUTHORIZED.  THIS PROSPECTUS DOES
NOT  CONSTITUTE AN OFFER TO SELL,
OR THE  SOLICITATION  OF AN OFFER
TO  BUY,  ANY  SECURITIES   OTHER
THAN THE  SECURITIES  TO WHICH IT
RELATES,  OR ANY OFFER TO SELL OR
THE  SOLICITATION  OF AN OFFER TO
BUY  SUCH   SECURITIES,   IN  ANY
CIRCUMSTANCES   IN   WHICH   SUCH
OFFER    OR    SOLICITATION    IS
UNLAWFUL.  NEITHER  THE  DELIVERY
OF THIS  PROSPECTUS NOR ANY OFFER
OR  SALE  MADE  HEREUNDER  SHALL,
UNDER ANY  CIRCUMSTANCES,  CREATE
ANY  IMPLICATION  THAT  THERE HAS
BEEN NO CHANGE IN THE  AFFAIRS OF
THE   COMPANY   SINCE   THE  DATE
HEREOF  OR THAT  THE  INFORMATION
CONTAINED  HEREIN IS  CORRECT  AS
OF  ANY  TIME  SUBSEQUENT  TO ITS
DATE.
                                                     THE FIRST AMERICAN
   __________________________                       FINANCIAL CORPORATION


         TABLE OF CONTENTS

Available Information......................(i)
Incorporation of Documents by Reference....(i)
Forward-Looking Statements................(ii)
Risk Factors.................................1
The First American Financial Corporation.....2
Selling Shareholders.........................9
Legal Matters................................9
Experts......................................9    Dated July 28, 1998

                                      II-6
                                    PART II

                     Information Not Required in Prospectus

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

          The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

          The Restated Articles of Incorporation of the Registrant provide that:
"The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. " The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

          The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

          Each of the Registrant's 1996 Stock Option Plan and its 1997 Directors' Stock Plan (each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person. "

          The Registrant's Deferred Compensation Plan provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law. "

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

3.1 The Restated Articles of Incorporation of The First American Financial Corporation dated July 14, 1998.

4.1. Description  of the  Registrant's  capital  stock in  Article  Sixth of the
     Restated  Articles  of  Incorporation  of  The  First  American   Financial
     Corporation (contained in Exhibit 3.1).

4.2. Rights   Agreement,   incorporated   by  reference  to  Exhibit  4  of  the
     Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.   Opinion of counsel regarding legality.

23.1. Consent of independent accountants.

23.2. Consent of counsel (contained in Exhibit 5).

24.  Power of Attorney.

ITEM 23. UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     * * *

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on July 28, 1998.

                                    THE FIRST AMERICAN FINANCIAL
                                    CORPORATION



                                    By:/s/ Parker S. Kennedy
                                       ---------------------
                                    Parker S. Kennedy, President
                                    (Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Date: July 28, 1998           By:/s/ D. P. Kennedy
                                       -----------------
                                    D. P. Kennedy, Chairman and Director

      Date: July 28, 1998           By:/s/ Parker S. Kennedy
                                       ---------------------
                                    Parker S. Kennedy, President and Director

      Date: July 28, 1998           By:/s/ Thomas A. Klemens
                                       ---------------------
                                    Thomas A. Klemens, Executive Vice
                                    President, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Date: July 28, 1998           By:/s/   George L. Argyros                *
                                       ----------------------------------------
                                                George L. Argyros, Director

      Date: July 28, 1998           By:/s/  Gary J. Beban                     *
                                       ----------------------------------------
                                                Gary J. Beban, Director

      Date: July 28, 1998           By:/s/  J. David Chatham                  *
                                       ----------------------------------------
                                                J. David Chatham, Director

      Date: July 28, 1998           By:/s/  William G. Davis                  *
                                       ----------------------------------------
                                                Willliam G. Davis, Director
      Date: July 28, 1998           By:/s/  James L. Doti                     *
                                       ----------------------------------------
                                                James L. Doti, Director

      Date: July 28, 1998           By:/s/  Lewis W. Douglas, Jr.             *
                                       ----------------------------------------
                                                Lewis W. Douglas, Jr., Director

      Date: July 28, 1998           By:/s/  Paul B. Fay, Jr.                  *
                                       ----------------------------------------
                                                Paul B. Fay, Jr., Director

      Date: July 28, 1998           By:/s/  Dale F. Frey                      *
                                       ----------------------------------------
                                                Dale F. Frey, Jr., Director

      Date: July 28, 1998           By:/s/  Anthony R. Moiso                  *
                                       ----------------------------------------
                                                Anthony R. Moiso, Director

      Date: July 28, 1998           By:/s/  Rudolph J. Munzer                 *
                                       ----------------------------------------
                                                Rudolph J. Munzer, Director

      Date: July 28, 1998           By:/s/  Frank O'Bryan                     *
                                       ----------------------------------------
                                                Frank O'Bryan, Director

      Date: July 28, 1998           By:/s/  Roslyn B. Payne                   *
                                       ----------------------------------------
                                                Roslyn B. Payne, Director

      Date: July 28, 1998           By:/s/  D. Van Skilling                   *
                                       ----------------------------------------
                                                D. Van Skilling, Director

      Date: July 28, 1998           By:/s/  Virginia Ueberroth                *
                                       ----------------------------------------
                                                Virginia Ueberroth, Director

      *By:/s/  Mark R Arnesen
      Mark R Arnesen
      Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION

3.1 The Restated Articles of Incorporation of The First American Financial Corporation dated July 14, 1998.

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of The First American Financial Corporation (contained in Exhibit 3.1).

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.        Opinion of counsel regarding legality.

23.1.     Consent of independent accountants.

23.2.     Consent of counsel (contained in Exhibit 5).

24.       Power of Attorney.*

*         Previously filed.